EXHIBIT 99.1

PETCO NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE Contact: Chaith Kondragunta

Director, Investor Relations

(858) 202-7846

PETCO Receives Nasdaq Notice Regarding Audit Committee Composition

SAN DIEGO -- November 14, 2005 -- As recently announced by PETCO Animal Supplies, Inc. (Nasdaq: PETC), Arthur Laffer has resigned from PETCO's Board of Directors effective November 7, 2005. Because Dr. Laffer served on the Board's three-person Audit Committee, The Nasdaq Stock Market, Inc. has provided PETCO with an automatic notification, dated November 7, 2005, that its Marketplace Rule 4350 requires an audit committee to be composed of at least three independent directors. PETCO has a cure period under Nasdaq's rules which extends until the earlier of November 7, 2006 or PETCO's next annual stockholders' meeting.

PETCO's Board of Directors is currently considering the composition of its various committees and intends to appoint a third member to its Audit Committee well within the cure period. In this regard, the Board is currently composed of nine members, seven of whom are independent and thus eligible to serve on the Audit Committee under Nasdaq's rules. In addition, both of the Audit Committee's current members are designated as a financial expert, although Nasdaq rules require only one such member.

In the unlikely event that PETCO does not appoint a third member to the Board's Audit Committee within the required period, PETCO's stock is subject to delisting.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services with a commitment to quality animal care and education. PETCO's strategy is to offer its customers a complete assortment of pet-related products and services at competitive prices, with superior levels of customer service at convenient locations, by hiring pet lovers and training them to become counselors to our pet-loving customers. PETCO operates more than 750 neighborhood stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com.

Forward-looking Statements

Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as matters bearing on PETCO's continued compliance with the listing standards of The Nasdaq Stock Market, Inc., are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005.